FIRST AMENDMENT TO
EMPLOYMENT AGREEMENT

This FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is entered into as of January 28, 2016 (the “Effective Date”), by and between Glowpoint, Inc. a Delaware corporation (the “Company”) and David Clark (“Executive”). Reference is made to that certain Employment Agreement by and between the Company and Executive made as of March 25, 2013 (the “Employment Agreement”). All capitalized terms not defined herein shall have the meanings assigned to such terms in the Employment Agreement. The Company and Executive are referred to in this Amendment collectively as the “Parties.”

WHEREAS, the Parties desire to amend certain terms of the Employment Agreement as set forth below.
NOW, THEREFORE, in consideration of the promises and mutual covenants and agreements herein contained and intending to be legally bound hereby, the Parties hereby agree as follows:
1.Amendment to Section 3(b). Section 3(b) of the Employment Agreement shall be deleted in its entirety and replaced with the following:
“(b)    In the event this Agreement or Executive’s employment with the Company is terminated (i) by the Company without Cause or by Executive for Good Reason, (ii) as a result of the expiration of the Term caused by the Company electing not to renew this Agreement prior to the end of the Term, or (iii) by the Company without Cause or by Executive for Good Reason within eighteen months following a Change in Control then, subject to the terms of Section 3(c), the Company shall pay to Executive (collectively, the “Severance”):
(A)    the Accrued Obligations;
(B)    if Executive timely elects COBRA coverage, an amount equal to the premium for COBRA coverage less the employee contribution portion, if any, immediately prior to such separation from service until the earlier to occur of (i) the date Executive is entitled to receive substantially similar health insurance coverage from another source and (ii) the date that is six (6) months after such separation from service; provided, that if Executive’s employment is terminated pursuant to subsection (iii) following a Change in Control, the duration of the COBRA coverage payment shall be extended from six (6) months to twelve (12) months;

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(C)    an amount equal to six (6) months of Executive’s Base Cash Compensation in effect immediately prior to such termination, provided that if Executive’s employment is terminated pursuant to subsection (iii) following a Change in Control, such amount shall be equal to eighteen (18) months of Base Cash Compensation in effect immediately prior to the effective date of termination; and
(iv)    if Executive’s employment is terminated pursuant to subsection (iii) following a Change in Control, an additional amount equal to 100% of Executive’s maximum annual target bonus amount for the calendar year during which termination of Executive’s employment occurs, plus the pro-rated portion (determined on the basis of the number of days during which Executive served during the applicable calendar year prior to the effective date of termination) of Executive’s maximum annual target bonus amount for the calendar year in which the effective date of termination occurs.”
2.Amendment to Section 3(c). The second paragraph of Section 3(c) shall be deleted in its entirety and replaced with the following:
“For the purposes of this Agreement, a “Change in Control” shall have the meaning set forth in the Company’s 2014 Equity Incentive Plan in effect on the First Amendment Date. For purposes of this Agreement, “First Amendment Date” shall mean January 28, 2016.”
3.Amendment to Section 3(d). Section 3(d) shall be deleted in its entirety and replaced with the following:
"For purposes of this Agreement, “Good Reason” shall mean that Executive has severed his employment relationship with the Company based upon (i) the occurrence of any failure by the Company to pay any salary or other compensation or benefit when due and owing, (ii) the assignment to Executive by the Company of duties materially inconsistent with, or a material diminution of, Executive’s authority, title, duties, or responsibilities as set forth in this Agreement, including any change requiring Executive to report to anyone other than the Company’s CEO or the Board (or following a Change in Control, the parent company’s CEO or Board of Directors), (iii) a material diminution in Executive’s Base Cash Compensation or bonus opportunity under this Agreement, or (iv) the Company’s requirement that the primary office that Executive is to perform services under this Agreement is at a location that is more than thirty (30) miles from Denver, Colorado. In the event of any circumstance described in this Section 3(d), Good Reason shall not exist unless

Executive provides written notice to the Company of his intention to terminate his employment for Good Reason, which notice shall identify in reasonable detail the basis therefor and be delivered within ninety (90) days after the occurrence of the event or circumstances which provided such basis, and the Company shall fail to cure such condition within thirty (30) days thereafter."
4.No Other Changes. Except as modified or supplemented by this Amendment, the Employment Agreement remains unmodified and in full force and effect.
5.Miscellaneous.
(a)    Governing Law. This Amendment and the legal relations hereby created between the parties hereto shall be governed by and construed under and in accordance with the internal laws of the State of Delaware, without regard to conflicts of laws principles thereof.  Each party shall submit to the venue and personal jurisdiction of the Colorado state and federal courts concerning any dispute for which judicial redress is permitted pursuant to this Agreement; however the Company is not limited in seeking relief in those courts.
(b)    Binding Effect. This Amendment is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns, except that Executive may not assign Executive’s rights or delegate Executive’s obligations hereunder without the prior written consent of the Company.
(c)    Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

(d)    Savings Clause. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Amendment or the Employment Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Amendment or the Employment Agreement are declared to be severable.
[Signature page follows.]

IN WITNESS WHEREOF, the Parties hereto have caused this First Amendment to Employment Agreement to be executed as of the date first above written.

    GLOWPOINT, INC.

By:     /s/ PETER HOLST
Name: Peter Holst
Title: President and CEO

EXECUTIVE:

/s/ DAVID CLARK
David Clark

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